                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               DOCUMENTUM, INC.
                               ----------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  256159 10 4
                                  -----------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

-----------------------                                  ---------------------
  CUSIP NO. 256159 10 4                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS: JEFFREY A. MILLER
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            100,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          617,034
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             100,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          617,034
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      717,034

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages

ITEM 1.

(a)  Name of Issuer:  Documentum, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

             5671 Gibraltar Drive
             Pleasanton, CA  94588

ITEM 2.

(a)  Name of Person Filing:   Jeffrey A. Miller

(b)  Address of Principal Business Office:

             5671 Gibraltar Drive
             Pleasanton, CA  94588

(c)  Citizenship/Place of Organization:    United States

(d)  Title of Class of Securities:          Common Stock

(e)  CUSIP Number:   256159 10 4

ITEM 3.     NOT APPLICABLE.

ITEM 4      OWNERSHIP.

(a)  Amount Beneficially Owned:           717,034/(1)(2)/

(b)  Percent of Class:                    5.03%

(c)  Number of shares as to which such person has:

     (i)    sole power to vote or to direct the vote:                 100,000
     (ii)   shares power to vote or to direct the vote:               617,034
     (iii)  sole power to dispose or to direct the disposition of:    100,000
     (iv)   shared power to dispose or to direct the disposition of:  617,034

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

/(1)/ Includes 100,000 shares  which Mr. Miller has the right to acquire pursuant to a stock option.
/(2)/ Includes 133,027 shares which are subject to a right of repurchase in favor of the Issuer which expires ratably through October 1997.

                               Page 3 of 4 pages

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.    CERTIFICATION

Not applicable.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 10, 1997
                                -----------------------------
                                Date


                                /s/ Jeffrey A. Miller
                                -----------------------------
                                Signature


                                Jeffrey A. Miller
                                -----------------------------
                                Name/Title

                               Page 4 of 4 pages